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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                 ValuJet, Inc.
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                                (Name of Issuer)


                     Common Stock $.001 par value per share
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                         (Title of Class of Securities)


                                   919906107
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                      13G
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1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Timothy P. Flynn
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]
                                                       (b)   [ ]
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
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                   5    SOLE VOTING POWER
 NUMBER OF
  SHARES                         3,219,000
________________________________________________________________________________
                   6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                       120,000
   EACH
________________________________________________________________________________
                   7    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                         3,219,000
   WITH
________________________________________________________________________________
                   8    SHARED DISPOSITIVE POWER

                                 120,000
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,339,000
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.1%
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12   TYPE OF REPORTING PERSON
          IN
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                                  SCHEDULE 13G

ITEM 1.

         (a) The name of the issuer is ValuJet, Inc. ("ValuJet").

         (b) ValuJet's principal executive offices are located at 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349.

ITEM 2.

         (a) This Schedule 13G is filed on behalf of Timothy P. Flynn (the "Reporting Person").

         (b) The Reporting Person's principal business address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.

         (c) The Reporting Person is a citizen of the United States of America.

         (d) The class of securities being reported on hereunder is the Common Stock, par value $.001 per share, of ValuJet (the "Common Stock").

         (e) The CUSIP number of the Common Stock is 919906107.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable.

ITEM 4.  OWNERSHIP

         (a) The Reporting Person beneficially owns 3,339,000 shares of which 120,000 shares are owned by the Reporting Person's children.

         (b) Such shares represent 6.1% of ValuJet Common Stock.

         (c)   Of such shares:

               (i) 3,219,000 shares are subject to the Reporting Person's sole power to vote;

               (ii) 120,000 shares are subject to the Reporting Person's shared power to vote;

               (iii) 3,219,000 shares are subject to the Reporting Person's sole dispositive power; and

               (iv) 120,000 shares are subject to the Reporting Person's shared dispositive power.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
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         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.
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                                   SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        January 31, 1997
                                                ------------------------------
                                                             Date



                                                      /s/ Timothy P. Flynn
                                            -----------------------------------
                                                         Timothy P. Flynn